Exhibit 99.1

WEX Inc. Reports Second Quarter 2016 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 27, 2016--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended June 30, 2016.

Second Quarter 2016 Financial Results

Total revenue for the second quarter of 2016 increased 9.5% to $233.9 million from $213.7 million for the second quarter of 2015. During the quarter, fuel prices and foreign currency translations negatively impacted revenue by $13.6 million and $2.2 million, respectively, when compared to the prior year period.

Net earnings attributable to WEX Inc. on a GAAP basis decreased $13.9 million to $12.6 million, or $0.32 per diluted share, compared with $26.5 million, or $0.68 per diluted share, for the second quarter 2015. On a non-GAAP basis, the Company's adjusted net income attributable to WEX Inc. for the second quarter of 2016 decreased to $42.1 million, or $1.08 per diluted share, which is above the high end of our guidance range, from $48.3 million, or $1.25 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to WEX Inc. and adjusted net income attributable to WEX Inc. per diluted share to the GAAP measures.

“I am pleased to announce a strong second quarter, which exceeded expectations. Our results were driven by continued focus on organic growth opportunities across our core verticals and execution against our strategic priorities. As recently announced, we closed the Electronic Funds Source (EFS) acquisition on July 1, which represents a significant milestone for our fleet business. We believe the benefits of the combination are compelling, including the opportunity to drive scale and value creation,” said Melissa Smith, WEX’s president and chief executive officer.

Smith continued, “Overall, we feel very good about where we stand at the halfway mark this year. Our organic growth engine has proven to be resilient over the years and will become even stronger as we further integrate our newly acquired businesses and pursue new inorganic opportunities. As we enter the second half of the year, I am confident that our momentum will continue as we focus on advancing our market position globally, enhancing our innovative product offering and maintaining our industry leading customer service.”

Second Quarter 2016 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 9.6 million, a decrease of 2% from the second quarter of 2015. The decline in vehicles serviced is due to the divestiture of Pacific Pride.
  Total fuel transactions processed increased 2% from the second quarter 2015 to 104.9 million. Payment processing transactions increased 9% to 94.2 million.
  Average expenditure per payment processing transaction decreased 19% from the second quarter of 2015 to $55.61.
  U.S. retail fuel price decreased 16% to $2.29 per gallon from $2.74 per gallon from the second quarter of 2015.
  Total Travel and Corporate Solution card purchase volume grew 14% to $5.6 billion, from $4.9 billion from the second quarter of 2015.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP results.

  For the third quarter of 2016, WEX expects revenue in the range of $272 million to $282 million and adjusted net income in the range of $46 million to $49 million, or $1.07 to $1.14 per diluted share.
  For the full year 2016, the Company expects revenue in the range of $975 million to $1 billion and adjusted net income in the range of $171 million to $179 million, or $4.17 to $4.37 per diluted share.

Third quarter 2016 guidance is based on an assumed average U.S. retail fuel price of $2.22 per gallon, excluding the impact of EFS. Full-year 2016 guidance is based on an assumed average U.S. retail fuel price of $2.16 per gallon, also excluding EFS. The fuel prices referenced above are based on the applicable NYMEX futures price. Our guidance assumes approximately 43 million shares outstanding for the third and fourth quarters.

The Company's guidance also assumes that third quarter 2016 fleet credit loss will range between 9 and 14 basis points, and full year 2016 fleet credit loss will range between 10 and 15 basis points, excluding EFS.

The Company's non-GAAP adjusted net income guidance excludes acquisition and divestiture related items, stock-based compensation, restructuring costs, net foreign currency remeasurement gains and losses, similar adjustments attributed to our non-controlling interest and certain tax related items.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX has historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. Starting with the second quarter of 2016, there are no longer any fuel price related derivatives outstanding.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency translations and fuel prices for each of our operating segments for the three and six months ended June 30, 2016 and 2015, and in Exhibit 3, a table of selected non financial metrics for the five quarters ended June 30, 2016. The Company is also providing selected segment revenue information for the three months ended June 30, 2016 and 2015 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, July 27, 2016, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 44671194. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing approximately 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,500 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; beliefs about opportunities to drive scale; and, confidence about the Company’s market position, product offerings and customer service. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, specifically, the Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or capacity generally, and as a result of potential acquisitions specifically; financial loss if the Company determines it necessary to unwind any derivative instrument positions prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2015, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2016. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenues
Payment processing revenue	$126,080	$128,081	$237,136	$245,516
Account servicing revenue	47,433	38,474	91,955	75,422
Finance fee revenue	32,704	20,401	56,210	40,592
Other revenue	27,719	26,697	54,563	54,408
Total revenues	233,936	213,653	439,864	415,938
Expenses
Salary and other personnel	66,662	59,091	130,072	117,508
Restructuring	5,985	—	7,574	8,559
Service fees	43,445	33,941	80,204	64,011
Provision for credit losses	6,443	3,983	10,360	7,897
Technology leasing and support	10,932	10,021	22,008	19,455
Occupancy and equipment	6,113	5,034	11,825	10,031
Depreciation and amortization	23,109	20,759	45,373	42,146
Operating interest expense	1,505	1,357	2,891	2,936
Cost of hardware and equipment sold	665	684	1,570	1,793
Other	17,442	15,865	35,225	31,659
Gain on divestiture	—	—	—	(1,215)
Total operating expenses	182,301	150,735	347,102	304,780
Operating income	51,635	62,918	92,762	111,158
Financing interest expense	(30,418)	(11,916)	(51,976)	(24,004)
Net foreign currency (loss) gain	(4,823)	(2,161)	11,301	(6,537)
Net realized and unrealized (loss) gain on fuel price derivative instruments	—	(6,000)	711	(3,251)
Income before income taxes	16,394	42,841	52,798	77,366
Income taxes	4,482	16,441	17,665	30,933
Net income	11,912	26,400	35,133	46,433
Less: Net loss attributable to non-controlling interests	(655)	(92)	(520)	(2,404)
Net earnings attributable to WEX Inc.	$12,567	$26,492	$35,653	$48,837
Net earnings attributable to WEX Inc. per share:
Basic	$0.32	$0.68	$0.92	$1.26
Diluted	$0.32	$0.68	$0.92	$1.26
Weighted average common shares outstanding:
Basic	38,806	38,739	38,781	38,798
Diluted	38,857	38,799	38,850	38,880

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$317,847	$279,989
Accounts receivable (less reserve for credit losses of $13,064 in 2016 and $13,832 in 2015)	1,886,744	1,508,605
Securitized accounts receivable, restricted	87,241	87,724
Income taxes receivable	11,006	—
Available-for-sale securities	24,405	18,562
Fuel price derivatives, at fair value	—	5,007
Property, equipment and capitalized software (net of accumulated depreciation of $212,060 in 2016 and $192,140 in 2015)	150,276	138,585
Deferred income taxes, net	7,518	10,303
Goodwill	1,119,048	1,112,878
Other intangible assets, net	448,685	470,712
Other assets	209,651	215,544
Total assets	$4,262,421	$3,847,909
Liabilities and Stockholders’ Equity
Accounts payable	$553,522	$378,811
Accrued expenses	215,480	156,180
Income taxes payable	—	2,732
Deposits	937,707	870,518
Securitized debt	73,327	82,018
Revolving line-of-credit facilities and term loan, net	727,639	664,918
Deferred income taxes, net	95,360	83,912
Notes outstanding, net	395,167	394,800
Other debt	62,149	50,046
Amounts due under tax receivable agreement	52,173	57,537
Other liabilities	13,146	10,756
Total liabilities	3,125,670	2,752,228
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,146 shares issued in 2016 and 43,079 in 2015; 38,814 shares outstanding in 2016 and 38,746 in 2015	431	431
Additional paid-in capital	181,343	174,972
Non-controlling interest	12,052	12,437
Retained earnings	1,219,287	1,183,634
Accumulated other comprehensive income	(104,020)	(103,451)
Less treasury stock at cost; 4,428 shares in 2016 and 2015	(172,342)	(172,342)
Total stockholders’ equity	1,136,751	1,095,681
Total liabilities and stockholders’ equity	$4,262,421	$3,847,909

Exhibit 1
Reconciliation of GAAP Net Earnings to Adjusted Net Income (in thousands, except per share data) (unaudited)

	Three months ended June 30,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to WEX Inc.	$12,567	$0.32	$26,492	$0.68
Acquisition and divestiture related items	34,255	0.88	12,016	0.31
Stock-based compensation	4,870	0.13	3,942	0.10
Restructuring costs	5,985	0.15	—	—
Changes in unrealized fuel price derivatives	—	—	14,956	0.39
Net foreign currency remeasurement loss (gain)	4,823	0.12	2,161	0.06
ANI adjustments attributable to non-controlling interest	(930)	(0.02)	(765)	(0.02)
Tax related items	(19,495)	(0.50)	(10,485)	(0.27)
Adjusted Net Income attributable to WEX Inc.	$42,075	$1.08	$48,317	$1.25

	Six months ended June 30,
	2016		2015
		per diluted share		per diluted share
Net earnings attributable to WEX Inc.	$35,653	$0.92	$48,837	$1.26
Acquisition and divestiture related items	62,200	1.60	22,960	0.59
Stock-based compensation	9,113	0.23	7,160	0.18
Restructuring costs	7,574	0.19	8,559	0.22
Changes in unrealized fuel price derivatives	5,007	0.13	24,301	0.63
Net foreign currency remeasurement loss (gain)	(11,301)	(0.29)	6,537	0.17
ANI adjustments attributable to non-controlling interest	(861)	(0.02)	(3,618)	(0.09)
Tax related items	(27,729)	(0.71)	(20,201)	(0.52)
Adjusted Net Income attributable to WEX Inc.	$79,656	$2.05	$94,535	$2.43

The Company's non-GAAP adjusted net income guidance excludes acquisition and divestiture related items, stock-based compensation, restructuring costs, net foreign currency remeasurement gains and losses, similar adjustments attributed to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses it to allocate resources. The Company considers this measure integral because in the periods prior to the second quarter of 2016, it eliminated the non-cash volatility associated with fuel price related derivative instruments, and it continues to exclude other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  The Company considers certain acquisition-related costs, including certain financing costs, ticking fees, investment banking fees, warranty and indemnity insurance, acquisition-related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments, acquisition related asset impairments and adjustments to the tax receivable agreement. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring costs are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of foreign currency cash, receivable and payable balances, certain intercompany notes and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total Wex Inc.
	Three months ended June 30,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$143,960	135,520	$53,336	$48,214	$36,640	$29,919	$233,936	$213,653
FX impact (favorable) / unfavorable	961	—	759	—	470	—	2,190	—
PPG impact (favorable) / unfavorable	13,559	—	—	—	—	—	13,559	—

	Six months ended June 30,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$265,034	264,010	$98,478	$91,288	$76,352	$60,640	$439,864	$415,938
FX impact (favorable) / unfavorable	3,055	—	1,823	—	2,089	—	6,967	—
PPG impact (favorable) / unfavorable	29,444	—	—	—	—	—	29,444	—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earns revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows management's estimate of the impact of certain macro factors on reported Net Income:

Segment Estimated Earnings Impact (in thousands) (unaudited)

	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended June 30,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$138	—	$206	—	$287	—
PPG impact (favorable) / unfavorable	8,192	—	—	—	—	—
Realized gain on hedge settlement	—	5,695	—	—	—	—

	Six months ended June 30,
	2016	2015	2016	2015	2016	2015
FX impact (favorable) / unfavorable	$745	—	$534	—	$455	—
PPG impact (favorable) / unfavorable	17,790	—	—	—	—	—
Realized gain on hedge settlement	—	13,388	—	—	—	—

To determine the estimated earnings impact of foreign exchange translation (“FX”), revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of price per gallon of fuel (“PPG”), revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of applicable taxes.

Exhibit 3 Selected Non-Financial Metrics
	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	94,155	89,097	84,763	89,578	86,700
Gallons per payment processing transaction	22.6	22.7	23.3	23.0	23.1
Payment processing gallons of fuel (000s)	2,126,372	2,018,310	1,972,028	2,064,100	2,005,051
Average US fuel price (US$ / gallon)	$2.29	$1.97	$2.29	$2.61	$2.74
Average Australian fuel price (US$ / gallon)	$3.29	$3.10	$3.36	$3.63	$3.91
Payment processing $ of fuel (000s)	$5,236,151	$4,336,399	$5,000,752	$5,825,928	$5,980,928
Net payment processing rate	1.35%	1.44%	1.46%	1.38%	1.34%
Fleet payment processing revenue (000s)	$70,711	$62,290	$72,995	$80,230	$80,127
Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$5,595,326	$4,879,001	$4,567,831	$5,800,134	$4,922,400
Net interchange rate	0.77%	0.71%	0.80%	0.76%	0.76%
Payment solutions processing revenue (000s)	$43,194	$34,626	$36,726	$44,386	$37,564
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,051,839	$1,092,552	$591,445	$651,845	$760,589

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 4 Segment Revenue Information Second Quarter Ended June 30, 2016 and 2015 (in thousands) (unaudited)

Fleet Solutions
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$70,711	$80,127	$(9,416)	(11.8)%	$133,001	$153,070	$(20,069)	(13.1)%
Account servicing revenue	27,548	25,360	2,188	8.6%	52,986	49,243	3,743	7.6%
Finance fee revenue	30,674	19,069	11,605	60.9%	52,611	38,064	14,547	38.2%
Other revenue	15,027	10,964	4,063	37.1%	26,436	23,633	2,803	11.9%
Total revenues	$143,960	$135,520	$8,440	6.2%	$265,034	$264,010	$1,024	0.4%

Travel and Corporate Solutions
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$43,194	$37,564	$5,630	15.0%	$77,820	$70,199	$7,621	10.9%
Account servicing revenue	337	472	(135)	(28.6)%	610	880	(270)	(30.7)%
Finance fee revenue	145	73	72	98.6%	221	129	92	71.3%
Other revenue	9,660	10,105	(445)	(4.4)%	19,827	20,080	(253)	(1.3)%
Total revenues	$53,336	$48,214	$5,122	10.6%	$98,478	$91,288	$7,190	7.9%

Health and Employee Benefit Solutions
	Three months ended June 30,		Increase (decrease)		Six months ended June 30,		Increase (decrease)
	2016	2015	Amount	Percent	2016	2015	Amount	Percent
Revenues
Payment processing revenue	$12,175	$10,390	$1,785	17.2%	$26,315	$22,247	$4,068	18.3%
Account servicing revenue	19,548	12,642	6,906	54.6%	38,359	25,299	13,060	51.6%
Finance fee revenue	1,885	1,259	626	49.7%	3,378	2,399	979	40.8%
Other revenue	3,032	5,628	(2,596)	(46.1)%	8,300	10,695	(2,395)	(22.4)%
Total revenues	$36,640	$29,919	$6,721	22.5%	$76,352	$60,640	$15,712	25.9%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com